EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 4 to the Registration Statement (Form S-3 No. 333-74976) and related Prospectus of Targeted Genetics Corporation for the registration of 8,840,000 shares of its common stock and to the incorporation by reference therein of our report dated February 14, 2002, except for the last two paragraphs of note 1, as to which the date is July 29, 2002, with respect to the consolidated financial statements of Targeted Genetics Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Seattle, Washington
October 10, 2002